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                                                                    Exhibit 8.1

May 3, 1999

Duke Realty Investments, Inc
8888 Keystone Crossing, Suite 1200
Indianapolis, Indiana  46240

Re:      Tax Consequences of Merger of Weeks Corporation with Duke Realty
Investments, Inc.

Ladies and Gentlemen:

We have acted as counsel to Duke Realty Investments, Inc., an Indiana corporation (the "Company") and the general partner of Duke Realty Limited Partnership, an Indiana limited partnership (the "Operating Partnership"), in connection with the filing of the Registration Statement on Form S-4 dated
May 3, 1999 (the "Registration Statement"), with the Securities and
Exchange Commission under the Securities Act of 1933, as amended, and the transactions contemplated by (i) the Agreement and Plan of Merger, dated February 28, 1999 (the "Merger Agreement"), by and among the Company and Weeks Corporation, a Georgia corporation ("Weeks") and the general partner of Weeks, L.P., a Georgia limited partnership ("Weeks OP"), and (ii) the Agreement and Plan of Merger, dated February 28, 1999 (the "OP Merger Agreement"), by and among the Operating Partnership and Weeks OP. The transactions include the merger of Weeks OP with and into the Operating Partnership (the "OP Merger") followed by the merger of Weeks with and into the Company (the "Merger"). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

In rendering the opinion expressed herein, we have examined and relied, with the Company's consent, on the following items:

         1.   The Merger Agreement;

         2.   The OP Merger Agreement;

         3.   The Registration Statement;

         4. The Company's Amended and Restated Articles of Incorporation and the Company's proposed Second Amended and Restated Articles of Incorporation;

         5.   The Articles of Incorporation of Duke Realty Construction, Inc.;

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Duke Realty Investments, Inc                                              Page 2
May 3, 1999




         6. The Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated October 4, 1993, as amended to date, and the proposed Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership in substantially the same form as Exhibit 10.3 to the Registration Statement;

         7. The Second Amended and Restated Agreement of Limited Partnership of Duke Realty Services Partnership (the "Services Partnership");

         8. The Amended and Restated Agreement of Limited Partnership of Duke Construction Limited Partnership (the "Construction Partnership");

         9. The opinion of Baker & Daniels, dated February 3, 1986 (the "Baker & Daniels Opinion"), that the Company was organized in conformity with the requirements for qualification and taxation as a real estate investment trust ("REIT") and that its proposed method of operation would enable it to meet the requirements for qualification as a REIT;

         10. The opinion of King & Spalding, dated May 3, 1999 (the "King & Spalding Opinion"), that Weeks, commencing with its taxable year ended December 31, 1994 and through its taxable year ended December 31, 1998, was organized and has operated in conformity with the requirements for qualification and taxation as a REIT, and its current method of operation will allow it to continue to qualify as a REIT through the effective time of the Merger; and

         11. Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

In our examination of the foregoing documents, we have assumed, with the Company's consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine,
(iii) each party who executed the document had proper authority and capacity,
(iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company, the Operating Partnership, the Services Partnership and the Construction Partnership have at all times been and will continue to be organized and operated in accordance with the terms of such documents. We have also assumed the accuracy of the statements and descriptions of the Company's, the Operating Partnership's, the Services Partnership's and the Construction Partnership's intended activities as described in the Registration Statement and that the Company, the Operating Partnership, the Services Partnership and the Construction Partnership have operated and will continue to operate in accordance with the methods of operation described in the Registration Statement. We have further assumed, with the Company's consent, the qualification of the Company as a REIT for each of its taxable years from and including the first taxable year for which the Company made the election to be taxed as a REIT through its taxable year ended December 31, 1992 and have relied, in part, upon the Baker & Daniels Opinion in this regard.

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Duke Realty Investments, Inc                                              Page 3
May 3, 1999



In addition,we have relied upon the King & Spalding Opinion with respect to the qualification of Weeks as a REIT and the classification of Weeks OP as a partnership for federal income tax purposes and not as a publicly traded partnership within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code").

For purposes of rendering the opinion stated below, we have also assumed, with your consent, the accuracy of the representations contained in the Certificates of Representations, dated May 3, 1999, provided to us by the Company and the Operating Partnership (the "Duke Certificates"). These representations generally relate to certain facts underlying the Merger, the classification and operation of the Company as a REIT, and the organization and operation of the Operating Partnership, the Services Partnership and the Construction Partnership. We have also assumed, with your consent, the accuracy of the representations contained in the Certificates of Representations, dated May 3, 1999, provided to us by Weeks and Weeks OP (the "Weeks Certificates"). These representations generally relate to certain facts underlying the Merger, the classification and operation of Weeks as a REIT, and the organization and operation of Weeks OP and its subsidiaries.

Based upon and subject to the foregoing, we are of the opinion that:

          (1)  the Merger will qualify as a reorganization within the meaning of
               Section 368(a) of the Code;

          (2) assuming the Company was organized in conformity with and has satisfied the requirements for qualification and taxation as a REIT under the Code for each of its taxable years from and including the first taxable year for which the Company made the election to be taxed as a REIT through its taxable year ended December 31, 1992, the Company, commencing with its taxable year ended December 31, 1993, was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code;

          (3) following the Merger, the proposed method of operation of the Company and the Operating Partnership, taking into account the effects of the Merger and the OP Merger, will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code;

          (4) commencing with its initial taxable year ended December 31, 1993, the Operating Partnership has been properly classified as a partnership for federal income tax purposes and not as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation under Section 7704(a) of the Code and the Operating Partnership's proposed method of operation, taking into account the effects of the OP Merger, will enable it to continue to be treated as a partnership for federal income tax purposes; and

          (5) the discussion under the heading "The Merger and the Merger Proposal--Material Federal Income Tax Consequences" in the Registration Statement, to the extent that it

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Duke Realty Investments, Inc                                              Page 4
May 3, 1999



               constitutes matter of law, summaries of legal matters or legal conclusions, is correct in all material respects.

The opinion stated above represents our conclusions as to the application of the federal income tax laws existing as of the date of this letter in connection with the transactions contemplated in the Merger Agreement and the OP Merger Agreement, and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. In addition, there can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion. Moreover, the Company's qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. Because the Company's satisfaction of these requirements will depend on future events, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. Further, the opinion set forth above represents our conclusions based upon the documents, facts and accuracy of the assumptions and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such assumptions or representations could affect the opinion referred to herein. After reasonable inquiry, however, we are not aware of any facts or circumstances inconsistent with such assumptions or representations. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter, the Duke Certificates and the Weeks Certificates. To the extent that the representations contained in the Duke Certificates and the Weeks Certificates set forth legal conclusions with respect to factual matters relevant to the qualification of the Company and Weeks as a REIT or the treatment of the Operating Partnership or Weeks OP as a publicly traded partnership, we have reviewed with the individuals making such representations the relevant provisions of the Code, applicable Treasury Regulations and published administrative interpretations thereof.

The opinion set forth in this letter: (i) is limited to those matters expressly covered; no opinion is to be implied in respect of any other matter; (ii) is as of the date hereof; and (iii) is rendered by us solely for your benefit and may not be provided to or relied upon by any person or entity other than you without our express consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the captions "Legal Matters" and "Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,


/s/ Rogers & Wells LLP